Exhibit 4.3

FIRST AMENDMENT TO COMMON STOCK PURCHASE WARRANT

AND NOTICE OF EXERCISE

THIS FIRST AMENDMENT TO COMMON STOCK PURCHASE WARRANT AND NOTICE OF EXERCISE (this “Amendment”) is dated October 17, 2017 by and among Cogint, Inc. (the “Corporation”) and Intracoastal Capital, LLC (“Warrantholder”). Capitalized terms used herein that are not otherwise defined shall have the meanings set forth in the Warrant (defined below).

RECITALS

WHEREAS, in connection with that certain Securities Purchase Agreement dated as of July 23, 2015 (the “Purchase Agreement”), the Corporation issued to Warrantholder a warrant to purchase three hundred twenty thousand one hundred two (320,102) shares of the Corporation’s Common Stock, par value $0.0005 per share (the “Warrant”); and

WHEREAS, the Corporation and Warrantholder have agreed to lower the Exercise Price of the Warrant on the terms set forth herein, and Warrantholder wishes to exercise its Warrant at such amended Exercise Price and pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties, intending to be legally bound, hereto hereby agree as follows:

1.    AMENDMENT TO WARRANT. The Exercise Price is hereby amended to equal $3.00 per share of Common Stock, which may be paid only in cash, by certified check or by wire transfer in accordance with Section 2, excluding subsection (c), of the Warrant.

2.    NOTICE OF EXERCISE. Warrantholder hereby elects to purchase all of the Warrant Shares pursuant to the Warrant and tenders herewith payment of the Exercise Price in full. The Warrantholder warrants and represents that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended. The Warrant Shares shall be issued in the name of the Warrantholder unless otherwise specified by the Warrantholder, in writing. No later than two (2) business days following the date hereof, the Corporation shall instruct its transfer agent to deliver, on an expedited basis via The Depository Trust Company Deposit or Withdrawal at Custodian system (“DWAC”), the Warrant Shares into an account designated by the Warrantholder.

3.    ADDITIONAL WARRANT. As additional consideration for Warrantholder’s exercise of the Warrant in accordance with the terms of the Warrant and this Amendment, the Corporation hereby issues to Warrantholder a warrant to purchase eighty thousand twenty-six (80,026) shares of Common Stock in the form attached hereto as Exhibit A (the “Additional Warrant”).

4.    SECURITIES LAW DISCLOSURE. The Corporation shall, by 9:00 a.m. (New York City time) on the business day immediately following the date hereof, file a Current Report on Form 8-K (the “Announcement 8-K”), with the Securities Exchange Commission. From and after the filing of the Announcement 8-K, the Corporation represents to Warrantholder that it shall have publicly disclosed all material, non-public information delivered to Warrantholder by the Corporation, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Amendment.

5.    SUBSEQUENT CAPITAL RAISE. The Corporation acknowledges and agrees that it shall not, for a period of sixty (60) Trading Days from date hereof, without Warrantholder’s prior written consent, enter into any agreement whereby the Corporation sells its Common Stock, or any security convertible or exercisable into Common Stock, for less than $4.75 per share of Common Stock, including any exercise price under a warrant or similar security convertible into Common Stock; provided, however, that any amendments to warrants held by Anson Investments Master Fund LP, Empery Asset Master, Ltd., Empery Tax Efficient, LP, Empery Tax Efficient II, LP, Whitehorse Finance, Inc., H.I.G. Whitehorse SMA ABF, L.P., H.I.G. Whitehorse SMA Holdings I, LLC, and/or any of their respective affiliates shall not be subject to the restrictions set forth in this Section 5. For the purpose of this Amendment, “Trading Day” means a day on which the Nasdaq Global Market is open for trading.

6.    WARRANT AMENDMENT RESTRICTIONS. For a period of six (6) months from the date hereof, the Corporation shall not, strictly in connection with the amendment of a warrant for Common Stock, without Warrantholder’s prior written consent, (i) amend the exercise price for such warrant to be less than $3.00 or (ii) sell or otherwise issue shares of Common Stock, or any security convertible or exercisable into Common Stock, to such warrant holder (or any affiliate thereof) at a price less than $5.35 per share. For the sake of clarity, the restrictions set forth in the preceding sentence shall not apply to any sale or issuance of Common Stock that does not directly involve the amendment of a warrant for Common Stock.

7.    RELEASE. In consideration of this Amendment and the issuance of the Additional Warrant, Warrantholder, for itself and any and all of its affiliates, successors and assigns (collectively, “Warrantholder Releasors”), does hereby fully and unconditionally release and forever discharge the Corporation and its parents, subsidiaries, affiliates, shareholders, partners, members employees, officers, directors, representatives, attorneys and agents, of and from all, and all manner of, covenants and obligations, in law or in equity, whether past, present, or future, known or unknown, pursuant or related to the Purchase Agreement and/or the Warrant; provided, however, that notwithstanding any provision to the contrary herein, none of the Warrantholder Releasors waives any rights it may have pursuant to law in its capacity as a stockholder of the Corporation or pursuant to the Additional Warrant.

8.    COUNTERPARTS. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

CORPORATION: COGINT, INC.

By:	/s/ Derek Dubner
Name:	Derek Dubner
Title:	Chief Executive Officer

[Signatures continue on following page]

[Signature Page to First Amendment to Common Stock Purchase Warrant and Notice of Exercise]

WARRANTHOLDER:

INTRACOASTAL CAPITAL, LLC

By:	/s/ Keith Goodman
Name:	Keith Goodman
Title:	Authorized Signatory

[Signature Page to First Amendment to Common Stock Purchase Warrant and Notice of Exercise]

EXHIBIT A

FORM OF ADDITIONAL WARRANT

See attached.